Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Holdings, Inc.
Senior Convertible Notes due 2024 (the “Securities”)
Notice of Entitlement to Convert the Securities
Detroit, Michigan, May 17, 2006 — American Axle & Manufacturing Holdings, Inc., which is traded as AXL on the NYSE, announced that in accordance with Section 11.01 of the indenture dated as of February 11, 2004 (the “Indenture”) among American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), American Axle & Manufacturing, Inc. a Delaware corporation, as guarantor, and BNY Midwest Trust Company, as trustee, the Company has determined that holders of the Securities are entitled to convert their Securities in accordance with the terms of the Indenture and paragraph 9 of the Securities providing for conversion upon a credit ratings downgrade.
AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission .
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For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com